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                                  EXHIBIT 10.20

                              EMPLOYMENT AGREEMENT


     THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into as of the 26th day of June, 1995, by and between LIPOSOME TECHNOLOGY, INC., a Delaware corporation ("LTI" or the "Company") and L. Scott Minick ("Officer").

                                  R E C I T A L

     LTI desires to retain Officer as an employee of LTI and Officer desires to be so retained on the terms and subject to the conditions set forth in this Agreement.

     THE PARTIES AGREE AS FOLLOWS:

     1.   DUTIES.  During the term of employment of Officer as provided in
Section 2, Officer agrees to be employed by and to serve LTI as President and Chief Operating Officer and LTI agrees to employ and retain Officer in such capacities. Officer's duties in such capacities shall be established by, and will be subject to change from time to time by, the Chief Executive Officer or the Board. Officer shall devote substantially all of his business time, energy and skill to the affairs of LTI, and Officer shall not undertake other business activities without the prior consent of the Board. It is understood that Mr. Minick has certain obligations to OncoTherapeutics which he will be allowed to fulfill with the permission of the Board, which permission shall not be unreasonably withheld. Officer shall duly, punctually, and faithfully perform and observe any and all rules and regulations which LTI may now or shall hereafter reasonably establish governing the conduct of its business or its employees.

     2.   TERMS OF EMPLOYMENT

          2.1 DEFINITIONS. For purposes of this Agreement the following terms shall have the following meanings:

               (a) "Termination for Cause" shall mean termination by LTI of Officer's employment by LTI by reason of Officer's willful dishonesty towards, fraud upon, or deliberate injury or attempted injury to LTI or by reason of Officer's willful breach of this Agreement.

               (b) "Termination Other Than For Cause" shall mean termination by LTI of Officer's employment by LTI, other than in a Termination for Cause or a Voluntary Termination.

               (c) "Voluntary Termination" shall mean termination by officer of Officer's employment by LTI.

          2.2. TERM. Subject to earlier termination as provided in this Section 2, the term of employment of Officer by LTI under this Agreement shall be for ten (10) years.

          2.3 TERMINATION FOR CAUSE. Termination for Cause may be effected by LTI at any time during the term of Officer's employment hereunder and shall be effected by written notification to Officer. Upon Termination for Cause, Officer shall immediately be paid all accrued salary and accrued vacation pay, all to the date of termination, but Officer shall not be paid any other compensation such as severance compensation or reimbursement of any kind.

          2.4 TERMINATION OTHER THAN FOR CAUSE. Notwithstanding anything else in this Agreement, LTI may effect a Termination Other Than for Cause at any time during the term of Officer's employment hereunder upon giving written notice of such termination to Officer. Upon


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any Termination Other Than for Cause, officer shall immediately be paid all accrued salary and accrued vacation pay, all to the date of termination, and severance compensation and continuation of LTI-paid benefits, each as provided in Section 4.2.

          2.5 VOLUNTARY TERMINATION. Other than as provided in Section 2.6, upon Voluntary Termination during the term of Officer's employment hereunder, Officer shall immediately be paid all accrued salary and accrued vacation pay, all to the date of termination, but no other compensation or reimbursement of any kind, including without limitation, severance compensation.

          2.6 TERMINATION UPON "CHANGE OF CONTROL". In the event of a change of control of the Company during the term of this Agreement, for example by merger or acquisition, if thereafter Officer is no longer employed by the surviving entity, or if thereafter Officer is no longer employed by the surviving entity in substantially the same position and with the same duties as described in Section 1 hereof, Officer at his sole discretion may elect to terminate his employment by giving written notice of such termination to the Board. Upon such termination, Officer shall immediately be paid all accrued salary and all accrued vacation pay, all to the date of termination, and severance compensation and continuation of LTI-paid benefits, each as provided in Section 4.2. Upon such termination, Officer shall also be entitled to vesting of any unvested portion of the shares (i.e., the Company's "Right of Repurchase" as described in the 1987 Employee Stock Option Plan, as amended, shall expire with respect to all common stock issuable upon exercise of stock options).

     3.   COMPENSATION.

          3.1 BASE SALARY. As payment for all of the services to be rendered by Officer as provided in Section 1 and subject to the terms and conditions of this Agreement, LTI agrees to pay to Officer during the term of Officer's employment hereunder an annual salary (the "Base Salary") of Two Hundred Twenty Five Thousand Dollars ($225,000.00). LTI further agrees to review Officer's Base Salary on an annual basis and to consider increasing Officer's Base Salary consistent with LTI's then-current executive compensation policy adopted by the Board.

          3.2 BONUSES. Officer shall be eligible to receive such bonuses, if any, as may be consistent with LTI's executive compensation policy and granted by the Board in the exercise of the Board's discretion. The current Executive Bonus Plan is described in Exhibit 3.2 hereto. Officer understands and agrees that the payment of any bonuses and the amount of such bonuses, if any, is entirely within the discretion of the Board.

          3.3 OTHER INCENTIVE PLANS AND BENEFITS. During the term of Officer's employment hereunder, Officer shall be eligible to participate in such of LTI's other fringe benefit and deferred incentive plans as are now generally available or later made generally available to executive officers of LTI, including, without limitation, medical, dental, long-term disability, life and health insurance policies.

          3.4 AUTOMOBILE AND EXPENSES. Officer may request the Board and the Board will grant an automobile for Officer's use during the term of Officer's employment hereunder provided that, in the Board's sole determination, the Company has achieved or is close to achieving profitability. Provided that the Board determines to grant an automobile for Officer's use, the Company shall pay or reimburse Officer for insurance, fuel and maintenance for such automobile. Officer shall be reimbursed for other expenses according to policies established by the Board.

          3.5  VACATION.  During Officer's term of employment as provided in
Section 2, Officer shall be entitled to paid vacation at the rate of four (4) weeks per calendar year in accordance with LTI's vacation policy. Vacation shall be taken by Officer at such times as may be mutually agreed between Officer and LTI and shall, if possible, be taken annually and not


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accumulated.  In no event shall Officer accrue more than six (6) weeks of paid vacation from previous calendar years.

          3.6 STOCK OPTIONS. The Board shall grant Officer an option to purchase Two Hundred Seventy Five Thousand (275,000) shares of LTI common stock. This option shall "vest" as follows: LTI's Right of Repurchase shall expire with respect to Seventy Five Thousand (75,000) shares upon the effective date of this Agreement and Fifty Thousand (50,000) shares upon each of the first, second, third and fourth anniversary of the effective date of this Agreement such that the Company's Right of Repurchase shall expire with respect to all shares on the fourth anniversary of this effective date of this Agreement. Not withstanding the foregoing, Officer may receive an additional grant or grants of an option or options to purchase shares of LTI common stock depending on the Board's assessment of performance and other factors deemed relevant to the Board at the time such grant is made.

     4.   SEVERANCE COMPENSATION.

          4.1 TERMINATION FOR CAUSE. If Officer's employment is terminated at any time in a Termination for Cause, Officer shall not be paid any severance compensation.

          4.2 TERMINATION OTHER THAN FOR CAUSE. If Officer's employment is terminated during the first year of this Agreement in a Termination Other Than for Cause including Office's termination upon a change of control per Section 2.6, Officer shall be paid severance compensation in an amount equal to eighteen
(18) months' Base Salary less the sum of applicable taxes, other required withholdings and any amount Officer may owe to LTI. Such severance compensation shall be payable in a lump sum on the date of Officer's termination. LTI shall also maintain and pay for Officer's benefits set forth in Section 3.3 during this eighteen-month period. Following the first year and for the remainder of the term of this Agreement, if Officer's employment is terminated in a Termination Other Than for Cause including Officer's termination upon a change of control per Section 2.6, Officer shall be paid severance compensation in an amount equal to twelve (12) months' Base Salary less the sum of applicable
taxes, other required withholdings and any amount Officer may owe to LTI.   Such
severance compensation shall be payable in a lump sum on the date of Officer's termination. LTI shall also maintain and pay for Officer's benefits set forth in Section 3.3 during this twelve-month period.

          4.3 VOLUNTARY TERMINATION. If Officer's employment is a Voluntary Termination (other than as provided for in Section 2.6), Officer shall not be paid any severance compensation.

     5.   MISCELLANEOUS.

          5.1  WAIVER.   The waiver of breach of any provision of this Agreement
shall not operate or be construed as a waiver of any subsequent breach of the same or other provision hereof.

          5.2  ENTIRE AGREEMENT; MODIFICATIONS.   This Agreement and the Patent,
Copyright and Nondisclosure Agreement attached as Exhibit 5.2 between LTI and Officer represent the entire understanding among the parties with respect to the subject matter hereof, and together such documents supersede any and all prior understandings, agreements or obligations between the parties with respect to the subject matter hereof. All modifications to the Agreement must be in writing and signed by the party against whom enforcement of such modification is sought.

          5.3 NOTICES. All notices and other communications under this Agreement shall be in writing and shall be given by telefax or first class mail, certified or registered with return receipt requested, and shall be deemed to have been duly given three (3) days after mailing or twelve (12) hours after transmission of a telefax to the respective persons named below:


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          If to LTI:          Liposome Technology, Inc.
                              960 Hamilton Court
                              Menlo Park, CA 94025
                              Fax: 415/323-9106
                              Attention: Board of Directors

          If to Officer:      L. Scott Minick
                              60 Wellington Avenue
                              Ross, CA 94960
                              Fax: 415/455-9353

          5.4 HEADINGS. The Section headings herein are intended for reference and shall not by themselves determine the construction or interpretation of this Agreement.

          5.5 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts entered into and wholly performed within the State of California by California residents.

          5.6 ARBITRATION. The Company and Officer agree that any controversy or claim (contract, tort or statutory) under federal, state or local law between LTI and Officer arising out of Officers' employment with LTI including, without limitation, the construction or application of any of the terms, provisions or conditions of this Agreement, shall, on written request of either party served upon the other, be submitted to final and binding arbitration. Such arbitration shall be conducted according to the Model Employment Arbitration Procedures of the American Arbitration Association, except as otherwise provided herein. The arbitration shall be conducted before the American Arbitration Association or such other arbitration service as the parties may, by mutual agreement, select. The arbitrator shall be appointed by agreement of the parties hereto or, if no agreement can be reached, by the American Arbitration Association pursuant to its rules.

     Judgment on the award the arbitrator renders may be entered in any court having jurisdiction over the parties. The arbitration shall be conducted in San Mateo, California or such other jurisdiction as LTI's headquarters may be located. Costs, including attorneys' fees, may be sought by the prevailing party and awarded by the Arbitrator. This Section 5.6 shall survive the expiration or termination of this Agreement. If any part of this Section 5.6 is found to be void as a matter of law or public policy, the remainder of the Section will continue to be in full force and effect.

          5.7 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the executors, administrators, heirs, legal representatives, successors and assigns of the parties; provided, however, that as the rights and duties of Officer hereunder are personal to him, no such rights or duties may be assigned or delegated, whether voluntarily or by an operation of law, without LTI's prior written consent.

          5.8 WITHHOLDING. All sums payable to Officer hereunder shall be reduced by all federal, state, local, and other withholding and similar taxes and payments required by applicable law.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

LIPOSOME TECHNOLOGY, INC.               L. SCOTT MINICK

By:                                     By:
   --------------------------------        ----------------------------------
Title:                                  Date:
      -----------------------------          --------------------------------
Date:
     ------------------------------


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EXHIBIT 3.2
LTI EXECUTIVE BONUS PLAN
(June 1995)


Under the Executive Bons Plan, each of the Chief Executive Officer, President, Vice Presidents, Corporate Secretary and Treasurer of the Company is eligible to receive a cash bonus ranging from 50% to 150% of the amounts set forth below based upon the Board's assessment of overall corporate performance during the year. The bonus amounts based upon corporate performance are as follows: Chief Executive Officer - 50% of base salary; President - 50% of base salary; Vice Presidents - 15% of base salary; Corporate Secretary and Treasurer - 10% of base salary. Under the terms of this portion of the Executive Bonus Plan, either no or all eligible persons will receive the bonus to which they are entitled. In addition to bonus awards based upon corporate performance, each of the Vice Presidents, the Corporate Secretary and the Treasurer is eligible to receive up to 10% of base salary based on individual performance.


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